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                                                           EXHIBIT 5.01


                             December 12, 1996


Radius Inc.
215 Moffett Park Dr.
Sunnyvale, California 94089


Gentlemen/Ladies:

   At your request, we have examined the Registration Statement on Form S-8 (the "REGISTRATION STATEMENT") to be filed by you with the Securities and Exchange Commission on or about December 12, 1996 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,566,620 shares of your Common Stock (the "STOCK") subject to issuance by you pursuant to the Radius Inc. 1995 Stock Option Plan, as amended by Amendment No. 1 and Amendment No. 2 thereto, each dated December 12, 1996 (as amended, the "PLAN"),

   In rendering this opinion, we have examined the following:

   (1) the Registration Statement, together with the Exhibits filed as a part thereof, including, without limitation, the Plan and related documents;

   (2) the Prospectus prepared in connection with the Plan and with the Registration Statement;

   (3) copies of the minutes of meetings and actions by written consent of the Board of Directors relating to the approval of the Plan which you have provided to us;

   (4) the Articles of Incorporation of Radius Inc. ("RADIUS"), as amended through September 6, 1996 and the Bylaws of Radius, both as certified by Radius on December 12, 1996; and

   (5) a Management Certificate of even date herewith in which you have given us certain factual representations.

   In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the legal capacity of all natural persons, the lack of any undisclosed terminations, modifications, waivers or amendments to any documents reviewed by us and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

   As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of


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Radius Inc.
December 12, 1996
Page 2


the information and records included in the documents referred to above. We have made no independent investigations or other attempts to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; HOWEVER, we are not aware of any facts that would lead us to believe that the opinion expressed herein is not accurate.

   Based upon the foregoing, it is our opinion that the Stock, when issued and sold by you upon the exercise of stock options granted pursuant to the Plan, and the grant of such options, in accordance with the Plan and in the manner referred to in the Prospectus associated with the Registration Statement, will be legally issued, fully paid and nonassessable.

   We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

   This opinion speaks only as of its date and is intended solely for the your use as an exhibit to the Registration Statement for the purpose of the above issuance of the Stock and is not to be relied upon for any other purpose.

                                    Very truly yours,

                                    FENWICK & WEST LLP